                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 240.14a-11(c) of Rule 240.14a-12
                                 PULITZER INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                              [PULITZER INC. LOGO]
                           900 NORTH TUCKER BOULEVARD
                           ST. LOUIS, MISSOURI 63101
                                 (314) 340-8000

                                                                  March 22, 2001

Dear Fellow Stockholder:

     You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 10:00 A.M., Central Daylight Time, on Tuesday, April 24, 2001, at The Westin St. Louis, 811 Spruce Street, St. Louis, Missouri 63102.

     Your Board of Directors urges you to read the accompanying proxy statement and recommends that you vote for (i) the election of the four persons nominated as Class C directors of the Company to three-year terms expiring in 2004 and
(ii) the ratification of the appointment of the firm of Deloitte & Touche LLP as independent auditors of the Company for the 2001 fiscal year.

     At the meeting, the Board of Directors will report on the Company's affairs, and a discussion period will be provided for questions and comments.

     The Board of Directors appreciates and encourages stockholder participation in the Company's affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we request that you complete, sign, date and return the enclosed proxy in the enclosed envelope or that you register your vote by telephone or on the Internet by following the instructions on your proxy card at your earliest convenience.

     Thank you for your cooperation.

                                          Very truly yours,

                                          /s/ Michael E. Pulitzer
                                          MICHAEL E. PULITZER
                                          Chairman of the Board

                                        /s/ Robert C. Woodworth
                                          ROBERT C. WOODWORTH
                                          President and Chief Executive Officer

                                 PULITZER INC.

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ------------------

                                                             St. Louis, Missouri
                                                                  March 22, 2001

     The Annual Meeting of Stockholders of Pulitzer Inc. will be held at The Westin St. Louis, 811 Spruce Street, St. Louis, Missouri 63102 on April 24, 2001, at 10:00 A.M., Central Daylight Time, for the following purposes:

          1. To elect four Class C directors to three-year terms expiring in 2004.

          2. To ratify the appointment of the firm of Deloitte & Touche LLP as independent auditors of the Company for the 2001 fiscal year.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 8, 2001 will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of these stockholders will be available for inspection ten days prior to the annual meeting at the Company's executive offices, located at 900 North Tucker Boulevard, St. Louis, Missouri 63101.

     Stockholders are requested to complete, sign, date and return the enclosed form of proxy in the enclosed envelope or register their vote by telephone or on the Internet by following the instructions on the proxy card. No postage is required if the proxy card is mailed in the United States.

                                          JAMES V. MALONEY
                                          Secretary

                                 PULITZER INC.
                           900 NORTH TUCKER BOULEVARD
                           ST. LOUIS, MISSOURI 63101

                               ------------------

                                PROXY STATEMENT

                               ------------------

                              GENERAL INFORMATION

PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of the common stock, $.01 par value per share (the "Common Stock"), and Class B common stock, $.01 par value per share (the "Class B Common Stock"), of Pulitzer Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on April 24, 2001, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business that will come before the meeting.

     Proxies for use at the meeting were first mailed to stockholders on or about March 22, 2001, and will be solicited chiefly by mail, but additional solicitations may be made by telephone or facsimile by the officers or regular employees of the Company. The Company may enlist the assistance of brokerage houses in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the meeting and a return envelope for the proxy are enclosed, or you may vote your shares by telephone or on the Internet by following the instructions on your proxy card (except under the limited circumstances in which telephonic or Internet voting is not available). Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date, by voting in person at the meeting, by changing their vote on the Internet or by using the telephone voting procedures. Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no selections are made, the proxies will be voted for the election of the four persons nominated as Class C directors of the Company and for the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company for the 2001 fiscal year.

     The affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, is required for the election of directors, and the affirmative vote of a majority of the aggregate voting power of the shares present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, is required for the ratification of the appointment of Deloitte & Touche LLP and for the approval of such other matters as may properly come before the meeting or any adjournment thereof. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of The New York Stock Exchange, Inc. As to the matters to be acted on at the Annual Meeting, brokers or nominees will have discretionary voting authority.

     A stockholder entitled to vote for the election of directors can withhold authority to vote for all nominees or can withhold authority to vote for any one or more nominees. In the case of the election of directors, instructions on the accompanying proxy card to withhold authority to vote for all or one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominees will not be reduced by such action. Abstentions from the vote to consider ratification of the appointment of Deloitte & Touche LLP or the approval of such other matters as may properly come before the meeting or any adjournment thereof are treated as votes against each proposal.

RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on March 8, 2001 are entitled to notice of and to vote at the annual meeting or any adjournment thereof. The Company had outstanding on March 8, 2001, 8,906,694 shares of Common Stock, each of which is entitled to one vote upon matters presented at the meeting, and 12,265,521 shares of Class B Common Stock, each of which is entitled to ten votes upon matters presented at the meeting. As of March 8, 2001, 11,574,611 shares of Class B Common Stock are held in a voting trust. It is expected that the shares held in the voting trust will be voted for the election of the four persons nominated as Class C directors and for the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company for the 2001 fiscal year. See "Principal Stockholders -- Voting Trust."

GENERAL

     The Company was capitalized on March 18, 1999 with approximately $550 million in cash and all the other assets of Pulitzer Publishing Company ("PPC") (other than broadcasting assets) as a result of the Spin-off (as defined below) and is operating the newspaper publishing and related "new media" businesses formerly operated by PPC. The Company was organized as a corporation in 1998 and, prior to the Spin-off, was a wholly-owned subsidiary of PPC.

     On March 18, 1999, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of May 25, 1998 (the "Merger Agreement"), by and among PPC, the Company and Hearst-Argyle Television, Inc. ("Hearst-Argyle"), Hearst-Argyle acquired, through a merger transaction (the "Merger"), PPC's television and radio broadcasting operations in exchange for the issuance to PPC's stockholders of 37,096,774 shares of Hearst-Argyle's Series A common stock. Prior to the Merger, PPC's newspaper publishing and related new media businesses were contributed to the Company in a tax-free "spin-off" to PPC stockholders (the "Spin-off"). The Merger and Spin-off are collectively referred to as the "Transactions."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock and Class B Common Stock as of March 8, 2001, (i) by each director or director nominee of the Company, (ii) by each person known by the Company to own beneficially 5% or more of its Common Stock,
(iii) by the executive officers named in the Summary Compensation Table (see "Executive Compensation") and (iv) by all directors, director nominees and officers of the Company as a group.

                                                                    CLASS B
                                           COMMON STOCK           COMMON STOCK       PERCENT OF AGGREGATE
                                        -------------------   --------------------     VOTING POWER OF
       DIRECTORS, OFFICERS AND           NUMBER                 NUMBER                 COMMON STOCK AND
           5% STOCKHOLDERS+             OF SHARES   PERCENT   OF SHARES    PERCENT   CLASS B COMMON STOCK
       -----------------------          ---------   -------   ----------   -------   --------------------
Trustees of Pulitzer Inc. Voting
  Trust(1)............................         --      --     11,574,611    94.4%            88.0%
Emily Rauh Pulitzer(2)(3).............         --      --      6,055,567    49.4%            46.0%
Michael E. Pulitzer(2)(4)(5)..........    118,200     1.3%     2,014,481    16.4%            15.3%
David E. Moore(2)(6)..................      1,695       *      3,021,848    24.6%            23.0%
James M. Snowden, Jr.(7)..............      9,666       *             --      --               **
William Bush(8).......................      6,000       *             --      --               **
Alice B. Hayes(8).....................      6,000       *             --      --               **
Ronald H. Ridgway(2)(9)...............     83,299       *             --      --               **
Ken J. Elkins(7)......................     24,029       *             --      --               **
Robert C. Woodworth(2)(8).............    126,534     1.4%            --      --               **
Mark G. Contreras(8)..................     24,667       *             --      --               **
Terrance C.Z. Egger(10)...............     36,750       *             --      --               **
Susan T. Congalton....................         --      --             --      --               **
Gabelli Asset Management, Inc.(11)
One Corporate Center
Rye, New York 10580-1434..............  2,474,061    27.8%            --      --              1.9%
Lazard Freres & Co. LLC(12)
30 Rockefeller Plaza
New York, New York 10020..............    447,500     5.0%            --      --               **
NewSouth Capital Management, Inc.(13)
1000 Ridgeway Loop Road
Suite 233
Memphis, Tennessee 38120..............  1,094,675    12.3%            --      --               **
Trinity Capital of Jacksonville,
Inc.(14)
1620 Independent Square
Jacksonville, Florida 32202...........  1,325,600    14.9%            --      --              1.0%
All directors, director nominees and
  officers as a group (14
  persons)(2)(15).....................    642,916     7.2%    11,091,896    90.4%            84.8%

---------------
  + Unless otherwise indicated, the address of each person or entity named in the table is c/o Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri 63101.
  *  Represents less than 1% of the outstanding Common Stock.
 ** Represents less than 1% of the aggregate voting power of Common Stock and Class B Common Stock.
(1)  The Trustees of the Pulitzer Inc. Voting Trust are David E. Moore, Michael
     E. Pulitzer, Emily Rauh Pulitzer, Ronald H. Ridgway, Ellen Soeteber and Robert C. Woodworth. The Pulitzer Inc. Voting Trust and each of the individual Trustees may be reached at 900 North Tucker Boulevard, St. Louis, MO 63101.
(2) Excludes shares that may be deemed to be beneficially owned solely as a trustee of the Pulitzer Inc. Voting Trust.
(3) Includes 6,016,178 shares held in trusts. These shares are beneficially owned by Mrs. Pulitzer.
(4) Includes 1,968,636 shares held in trusts and 42,780 shares held in a private foundation. These shares are beneficially owned by Mr. Pulitzer. Also includes 3,065 shares held in trust for the benefit of the wife of Michael E. Pulitzer. Mr. Pulitzer disclaims beneficial ownership of these shares.
(5) Includes 118,200 shares of Common Stock which may be acquired upon the exercise of options granted under the Pulitzer Inc. 1999 Stock Option Plan which are exercisable within 60 days of the date hereof.
(6) Includes 50,998 shares of Class B Common Stock beneficially owned by the wife of David E. Moore. Mr. Moore disclaims beneficial ownership of these shares.

(7) Includes 6,000 shares which may be acquired upon the exercise of options granted under the Pulitzer Inc. 1999 Stock Option Plan which are exercisable within 60 days of the date hereof.
(8) Represents shares which may be acquired upon the exercise of options granted under the Pulitzer Inc. 1999 Stock Option Plan which are exercisable within 60 days of the date hereof.
(9) Includes 54,047 shares which may be acquired upon the exercise of options granted under the Pulitzer Inc. 1999 Stock Option Plan which are exercisable within 60 days of the date hereof.
(10) Includes 28,535 shares which may be acquired upon the exercise of options granted under the Pulitzer Inc. 1999 Stock Option Plan which are exercisable within 60 days of the date hereof and 6,020 shares of restricted stock granted under the 1999 Pulitzer Inc. Key Employees' Restricted Stock Purchase Plan, subject to a three-year vesting condition.
(11) This figure is based on information set forth in Amendment No. 17 to
     Schedule 13D, dated March 2, 2001, filed by Gabelli Asset Management, Inc. and certain entities affiliated with Gabelli Asset Management, Inc. with the Securities and Exchange Commission. The Schedule 13D states that (i) Gabelli Funds, LLC has the sole power to vote, or direct the vote of, and the sole power to dispose, or direct the disposition of, 287,000 of such shares, (ii) GAMCO Investors, Inc. has the sole power to vote, or direct the vote of, 2,148,761 of such shares and the sole power to dispose, or direct the disposition of, 2,176,761 of such shares, (iii) Gemini Capital Management Ltd. has the sole power to vote, or direct the vote of, and the sole power to dispose, or direct the disposition of, 10,000 of such shares, and (iv) MJG Associates, Inc. has the sole power to vote, or direct the vote of, and the sole power to dispose, or direct the disposition of, 300 of such shares.
(12) This figure is based on information set forth in Amendment No. 1 to the
     Schedule 13G, dated February 13, 2001, filed by Lazard Freres & Co. LLC with the Securities and Exchange Commission. The Schedule 13G states that Lazard Freres & Co. LLC has the sole power to vote, or direct the vote of, 429,500 of such shares, and the sole power to dispose, or direct the disposition of, 447,500 of such shares.
(13) This figure is based on information set forth in the Schedule 13G, dated December 31, 2000, filed by NewSouth Capital Management, Inc. with the Securities and Exchange Commission. The Schedule 13G states that NewSouth Capital Management, Inc. has the sole power to vote, or direct the vote of, and the sole power to dispose, or direct the disposition of, 1,094,675 shares.
(14) This figure is based on information set forth in Amendment No. 1 to
     Schedule 13G, dated April 5, 2000, filed by Trinity Capital of Jacksonville, Inc. with the Securities and Exchange Commission. The
     Schedule 13G states that (i) Trinity Capital of Jacksonville, Inc. has shared power to vote, or direct the vote of, and shared power to dispose, or direct the disposition of, 1,252,600 shares, (ii) Thad L. McNulty has shared power to vote, or direct the vote of, and shared power to dispose, or direct the disposition of, 1,325,600 shares, (iii) Covenant Partners, Inc. has shared power to vote, or direct the vote of, and shared power to dispose, or direct the disposition of, 73,000 shares, and (iv) George M. White has shared power to vote, or direct the vote of, and shared power to dispose, or direct the disposition of, 1,325,600 shares.
(15) Includes 388,550 shares which may be acquired upon the exercise of options granted under the Pulitzer Inc. 1999 Stock Option Plan which are exercisable within 60 days of the date hereof.

VOTING TRUST

     As of March 8, 2001, stockholders of the Company holding 11,574,611 shares of Class B Common Stock, representing approximately 88.0% of the combined voting power of the Company's outstanding Common Stock and Class B Common Stock, have entered into an agreement providing for the creation of a voting trust (the "Voting Trust"). These Class B stockholders have deposited their shares of Class B Common Stock into the Voting Trust and have received from the Voting Trust one or more certificates ("Voting Trust Certificates") evidencing their interest in the shares so deposited.

     The current trustees of the Voting Trust are David E. Moore, Michael E. Pulitzer, Emily Rauh Pulitzer, Ronald H. Ridgway, Ellen Soeteber and Robert C. Woodworth (the "Trustees"). The Trustees generally have all voting rights with respect to the shares of Class B Common Stock subject to the Voting Trust. However, in connection with certain matters, including any proposal for a merger, consolidation, recapitalization or dissolution of the Company or disposition of all or substantially all of its assets, the calling of a special meeting of stockholders and the removal of directors, the Trustees may not vote the shares deposited in the Voting Trust except in accordance with written instructions from the holders of the Voting Trust Certificates. The Voting Trust permits the conversion of the Class B Common Stock deposited in the Voting Trust into Common Stock in connection with certain permitted transfers, including, without limitation, sales that are exempt from the registration requirements of the Securities Act of 1933, as amended, sales that meet the volume and manner of sale requirements of Rule 144 promulgated thereunder and sales that are made pursuant to registered public offerings. The Voting Trust may be terminated with the written consent of holders of two-thirds of the outstanding Class B Common Stock deposited in the Voting Trust. Unless extended or terminated by the parties thereto, the Voting Trust expires on March 18, 2009.

                              PROPOSAL NUMBER ONE
                             ELECTION OF DIRECTORS

     The members of the Company's Board of Directors are divided into three classes, with the term of office of one class expiring in each year. Four Class C Directors are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of Ken J. Elkins, Alice B. Hayes, David E. Moore, and Susan T. Congalton to serve until the 2004 Annual Meeting of Stockholders and until their successors shall have been duly elected and shall qualify. Each of the nominees except Susan T. Congalton now serves as a Class C Director of the Company. In the event any of these nominees shall be unable to serve as a director, discretionary authority is reserved to vote for a substitute. The Board of Directors has no reason to believe that any of these nominees will be unable to serve.

                                   MANAGEMENT

     The following table sets forth certain information concerning the Company's executive officers and directors.

                                                                           DATE OF                  TERM
                                                                        EMPLOYMENT BY   DIRECTOR   EXPIRES
    NAME, AGE AND CLASS             POSITIONS WITH THE COMPANY           COMPANY(1)     SINCE(1)     IN
    -------------------             --------------------------          -------------   --------   -------
NOMINEES FOR ELECTION AS
  CLASS C DIRECTORS
Ken J. Elkins; 63...........  Director                                        --          1999      2001
Alice B. Hayes; 63..........  Director                                        --          1999      2001
David E. Moore; 77(2).......  Director                                        --          1999      2001
Susan T. Congalton; 54......  --                                              --            --        --
DIRECTORS CONTINUING IN
  OFFICE
  CLASS B DIRECTORS
William Bush; 54............  Director                                        --          1999      2003
Michael E. Pulitzer;          Director; Chairman of the Board
  71(2).....................                                                1999          1998      2003
Ronald H. Ridgway; 62.......  Director; Senior Vice President --            1999          1998      2003
                                Finance
  CLASS A DIRECTORS
Emily Rauh Pulitzer;          Director
  67(2).....................                                                  --          1999      2002
James M. Snowden, Jr.; 57...  Director                                        --          1999      2002
Robert C. Woodworth; 53.....  Director; President and Chief Executive       1999          1999      2002
                                Officer
OTHER EXECUTIVE OFFICERS
Mark G. Contreras; 39.......  Vice President                                1999            --        --
Terrance C.Z. Egger; 43.....  Vice President                                1999            --        --
James V. Maloney; 51........  Secretary                                     1999            --        --

---------------

(1) Any service as a director of or employment by PPC is discussed individually in the biographies that follow this table.

(2) Michael E. Pulitzer and David E. Moore are cousins, and Michael E. Pulitzer is the brother-in-law of Emily Rauh Pulitzer.

     KEN J. ELKINS served as PPC's Senior Vice President -- Broadcasting Operations from April 1986 through mid March 1999 and prior thereto, from April 1984 through March 1986, served as PPC's Vice President -- Broadcast Operations. Mr. Elkins is a director of Hearst-Argyle. Mr. Elkins served as a director of PPC from 1983 until 1999.

     ALICE B. HAYES has been President of the University of San Diego since July 1995. From July 1989 through May 1995, Dr. Hayes was Executive Vice President and Provost of St. Louis University, St. Louis, Missouri, and for over five years prior thereto held various academic positions at Loyola University of Chicago. Dr. Hayes is a director of Jack in the Box Inc. Dr. Hayes served as a director of PPC from 1993 until 1999.

     DAVID E. MOORE, lifelong journalist, founded Harrison Independent (Westchester County, NY), Connecticut Business Journal in association with Westchester Business Journal, and International Business magazine. Mr. Moore has entered into a consulting agreement with the Company, pursuant to which the Company has agreed to use its best efforts to cause Mr. Moore to be a member of its Board of Directors. Mr. Moore served as a director of PPC from 1984 until 1999.

     SUSAN T. CONGALTON has been a managing director of Lupine L.L.C. (formerly Lupine Partners), which engages in consulting and private investments, since 1989. She served from 1987 until 1989 as Senior Vice President, Finance and Law of Carson Pirie Scott & Co. and as its Vice President, General Counsel and Secretary from 1985 until 1987. She is a director of Harris Trust and Savings Bank, Harris Bankcorp, Inc. and Bankmont Financial Corp.

     WILLIAM BUSH has been a partner in the law firm of Fulbright & Jaworski L.L.P. (and its predecessor firm, Reavis & McGrath) since 1977. He is the partner in charge of the New York office and a member of the Executive Committee of the firm. The Company has retained, and intends to retain in the future, Fulbright & Jaworski L.L.P. as attorneys in connection with such legal matters as it deems appropriate. Mr. Bush served as a director of PPC from 1997 until 1999.

     MICHAEL E. PULITZER was elected Chairman of the Board of the Company in May 1998, and served as the Company's President and Chief Executive Officer from May 1998 through December 1998. Mr. Pulitzer was elected Chairman of the Board of PPC in June 1993 and served as its President and Chief Executive Officer from April 1986 through mid March 1999. Mr. Pulitzer served as Vice Chairman of the Board of PPC from April 1984 through March 1986 and as its President and Chief Operating Officer from April 1979 through March 1984. Mr. Pulitzer has entered into an employment and consulting agreement with the Company, which includes an agreement by the Company to use its best efforts to cause Mr. Pulitzer to be a member of its Board of Directors. Mr. Pulitzer is a director of Hearst-Argyle. Mr. Pulitzer served as a director of PPC from 1964 until 1999.

     RONALD H. RIDGWAY has served as the Company's Senior Vice
President -- Finance since May 1998 and served as PPC's Senior Vice
President -- Finance from March 1986 through mid March 1999. Prior to that, Mr. Ridgway served as PPC's Vice President -- Finance from April 1984 through March 1986, as Treasurer from April 1979 through March 1986 and as Secretary and Assistant Treasurer from January 1978 through March 1979. Mr. Ridgway served as a director of PPC from 1979 until 1999.

     EMILY RAUH PULITZER is the widow of Joseph Pulitzer, Jr. Mrs. Pulitzer was a curator of the St. Louis Art Museum from 1964 through 1973. She currently serves certain St. Louis and national charitable, civic and arts organizations. Mrs. Pulitzer has entered into a consulting agreement with the Company, pursuant to which the Company has agreed to use its best efforts to cause Mrs. Pulitzer to be a member of its Board of Directors. Mrs. Pulitzer served as director of PPC from 1993 until 1999.

     JAMES M. SNOWDEN, Jr. has been an Executive Vice President of Huntleigh Securities Corporation ("Huntleigh") since November 6, 1995. Mr. Snowden was a Vice President of A.G. Edwards & Sons, Inc. from June 1984 through November 3, 1995 and was a director of A.G. Edwards & Sons, Inc. from March 1988 through February 1994. The Company has retained, and intends to retain in the future, Huntleigh as a financial advisor in connection with such financial matters as it deems appropriate. Mr. Snowden served as a director of PPC from 1986 until 1999.

     ROBERT C. WOODWORTH has served as the Company's President and Chief Executive Officer since January 1999. Mr. Woodworth was a Vice
President -- Newspapers of Knight Ridder, Inc. from May 1997 until December 1998. Prior to that, Mr. Woodworth worked for Capital Cities/ABC, most recently as Publisher of The Kansas City Star and Senior Vice President -- Metro Newspapers. Mr. Woodworth, who joined Capital Cities in 1973, previously served in various capacities at a number of Capital Cities properties, including Executive Vice President and General Manager of The Fort-Worth Star Telegram and Vice President -- Operations of The Belleville News-Democrat.

     MARK G. CONTRERAS has served as a Vice President of the Company and Senior Vice President of Pulitzer Newspapers, Inc., a wholly-owned subsidiary, since March 1999. Prior to joining the Company, Mr. Contreras worked for Knight-Ridder, Inc. as publisher and president of The Times Leader in Wilkes-Barre, Pennsylvania.

     TERRANCE C.Z. EGGER has served as a Vice President of the Company since February 1999 and served as a Vice President of PPC from March 1996 until March 1999. Mr. Egger has served as Publisher of the St. Louis Post-Dispatch (the "Post-Dispatch") since July 1999, and served as General Manager of the Post-Dispatch from March 1996 until November 1999. Prior to joining PPC, Mr. Egger served as Vice President and Advertising Director for TNI Partners, a partnership in which the Company has an indirect 50% interest.

     JAMES V. MALONEY has served as Secretary of the Company since May 1998 and served as PPC's Secretary from January 1984 through mid March 1999. Mr. Maloney was appointed Director of Shareholder Relations for the Company in May 1999 and served as Director of Shareholder Relations for PPC from June 1987 through mid March 1999.

     During 2000, the Board of Directors of the Company held eleven meetings and acted three times by unanimous written consent. Each director attended more than seventy-five percent (75%) of the Board meetings held during the period he or she served as a director.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and certain officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the 2000 fiscal year, the officers, directors and holders of more than 10% of the Company's Common Stock and Class B Common Stock complied with all Section 16(a) filing requirements, with the exception of Michael E. Pulitzer, whose report on Form 4 was inadvertently filed one day late.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has an Audit Committee, Compensation Committee, Executive Committee, Finance Committee, Nominating Committee and Planning Committee.

     The Company's Audit Committee consists of two directors each of whom satisfies the definition of independent director as established in the listing standards of The New York Stock Exchange, Inc. The Audit Committee, which met five times during 2000, assists the Board of Directors in fulfilling its oversight responsibilities by monitoring and reviewing the Company's financial reporting process, systems of internal controls and audit process. Alice B. Hayes and James M. Snowden, Jr. currently serve as members of this Committee. If Susan T. Congalton is elected to the Board of Directors at the Annual Meeting, it is expected that she will become the third member of the Audit Committee. In May 1999, the Board of Directors adopted a written charter for the Company's Audit Committee, a copy of which is attached to this Proxy Statement as Appendix A.

     The Company's Compensation Committee consists of the directors who hold the positions of Chairman of the Board and President and two directors who are not officers of the Company. The Board of Directors may at its discretion appoint a fifth person who, if such person is not a director, shall be an advisory member of the Compensation Committee. The Compensation Committee, which met three times and acted one time by unanimous written consent during 2000, renders advice with respect to compensation matters, administers, among other things, the Annual Incentive Compensation Plan, the Pulitzer Inc. 1999 Stock Option Plan, the Pulitzer Inc. 1999 Key Employees' Restricted Stock Purchase Plan, the Pulitzer Inc. 1999 Employee Stock Purchase Plan and the Pulitzer Inc. 2000 Employee Stock Purchase Plan. In addition to Michael E. Pulitzer and Robert C. Woodworth, the other members of this Committee are David E. Moore, William Bush and James M. Snowden, Jr.

     The Company's Executive Committee consists of the three directors who hold the positions, respectively, of Chairman, President and Senior Vice
President -- Finance and, in the discretion of the Board of Directors, a fourth person designated by resolution adopted by a majority of the whole Board of Directors, who, if such person is not a director, shall be an advisory member. The Executive Committee, which met one time during 2000, exercises the power and authority of the Board of Directors during the period between Board meetings, subject to certain limitations. In addition to Michael E. Pulitzer, Robert C. Woodworth and Ronald H. Ridgway, the other member of this Committee is David E. Moore.

     The Company's Finance Committee consists of the three directors who hold the positions, respectively, of Chairman, President and Senior Vice
President -- Finance and, in the discretion of the Board of Directors, a fourth person, designated by resolution adopted by a majority of the whole Board of Directors, who, if such person is not a director, shall be an advisory member. This Committee, which acted two times by unanimous written consent during 2000, may exercise, in general, the authority of the Board with respect to (i) approval or disapproval of contracts obligating the Company for more than $100,000 but not more than $750,000, (ii) designation of depositories for monies and other valuable effects of the Company and (iii) designation of signatories on all checks, demands for money or other similar accounts of the Company. Michael E. Pulitzer, Robert C. Woodworth and Ronald H. Ridgway currently serve as members of this Committee.

     The Company's Nominating Committee consists of two or more directors who are designated by resolution adopted by a majority of the whole Board. This Committee, which met one time during 2000, recommends qualified candidates to the Board of Directors and/or the stockholders for election as directors of the Company. Michael E. Pulitzer, David E. Moore and James M. Snowden, Jr. currently serve as members of this Committee.

     In accordance with the Company's Restated Certificate of Incorporation, any stockholder of record entitled to vote generally in the election of directors desiring to nominate one or more persons for election as directors at any meeting of stockholders may do so only if written notice of such stockholders' intent to make such nomination or nominations is given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than 50 days or more than 75 days prior to the meeting; provided, however, that in the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice to the Secretary shall set forth: (i) the name and address of record of the stockholder who intends to make the nomination, (ii) a representation that the stockholder is a holder of record of shares of capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) the name, age, business and residence addresses and principal occupation or employment of each nominee, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission and (vi) the consent of each nominee to serve as a director of the Company if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the meeting of stockholders may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

     The Company's Planning Committee consists of the three directors who hold the positions, respectively, of Chairman, President and Senior Vice
President -- Finance and, in the discretion of the Board of Directors, up to seven additional persons, designated by resolution adopted by a majority of the whole Board of Directors, each of whom, if such person is not a director, shall be an advisory member. This Committee which met three times during 2000, may consider and develop short and long-term plans and strategies for the Company for presentation to the Board of Directors for consideration and appropriate action. In addition to Michael E. Pulitzer, Robert C. Woodworth and Ronald H. Ridgway, the other members of this Committee are William Bush, Ken J. Elkins, Alice B. Hayes, David E. Moore, Emily Rauh Pulitzer and James M. Snowden, Jr.

DIRECTOR COMPENSATION

     Compensation for non-employee directors of the Company is set at $10,000 per year. In addition, each non-employee director receives $1,000 for each meeting of the Board of Directors or any of its committees he or she attends in person or by telephone, a $1,500 travel allowance if he or she attends in person, and a per diem payment of $300 for each day he or she stays overnight in St. Louis or elsewhere in connection with any meeting of the Board of Directors or any of its Committees.

     Pursuant to the Pulitzer Inc. 1999 Stock Option Plan, options to purchase 3,000 shares of Common Stock, subject to adjustments for future capital changes, if any, have been and will automatically be granted thereunder to each non-employee director (other than directors who beneficially own 1% or more of any class of capital stock of the Company) on the date following each Annual Meeting of Stockholders. The exercise price per share will be equal to the fair market value per share of Common Stock on the date of grant. Unless sooner terminated pursuant to the terms of the Pulitzer Inc. 1999 Stock Option Plan, each option will expire ten years from the date of grant. In 2000 and presently, the non-employee directors eligible to participate in the Pulitzer Inc. 1999 Stock Option Plan are Dr. Hayes and Messrs. Bush, Elkins and Snowden. If Susan
T. Congalton is elected to the Board of Directors, she also will be eligible to participate in the 1999 Stock Option Plan.

     David E. Moore, a director and member of the Company's Compensation Committee, is party to a consulting agreement with the Company, dated March 18, 1999, pursuant to which Mr. Moore provides, at the request of the Chairman of the Board of Directors, managerial advice regarding the business operations of the Company and its subsidiaries and general business advice regarding long-term strategic planning. For his services under the agreement, Mr. Moore was paid at an annual rate of $156,000 in 2000, and Mr. Moore will be paid at an annual rate of $166,000 in 2001. The consulting agreement provides for automatic renewals unless terminated by either party not later than December 1 of any calendar year.

     Emily Rauh Pulitzer, a director, is party to a consulting agreement with the Company, dated March 18, 1999, pursuant to which Mrs. Pulitzer provides, at the request of the Chairman of the Board of Directors, advice regarding the business operations of the Company and its subsidiaries, particularly their newspaper operations, and general advice regarding long-term strategic planning. For her services under the agreement, Mrs. Pulitzer was paid at an annual rate of $156,000 for the year 2000, and Mrs. Pulitzer will be paid at an annual rate of $166,000 in 2001. The consulting agreement provides for automatic renewals unless terminated by either party not later than December 1 of any calendar year.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The philosophy of the Company's executive compensation policy is to have programs which enable the Company to attract and retain key executives and promote improved corporate performance and which are likely to enhance stockholder value. The following guidelines have been established to carry out the Company's policy:

     a) Base salaries should be maintained at levels consistent with competitive market pay practices.

     b) Executives should have a meaningful portion of their compensation at risk.

     c) A portion of executive compensation should be tied to the performance of the Company.

     d) Executive compensation should provide long-term incentives which align the executive's interests with those of the stockholders.

     e) Executive compensation should be subject to periodic review by the Compensation Committee.

     The Company's Compensation Committee is comprised of five directors. Michael E. Pulitzer and Robert C. Woodworth are the only members who are employees of the Company. Although members of the Company's Compensation Committee, Mr. Pulitzer and Mr. Woodworth do not participate in decisions relating to their own compensation. The Committee has utilized and intends, from time to time in the future, to utilize the services of independent compensation consultants.

EXECUTIVE COMPENSATION PROGRAM

     The Company's regular executive compensation program is comprised of the following three key components:

     Base Salary -- Base salaries for the executives named in the compensation tables (the "Named Executives") are reviewed annually by the Compensation Committee, which takes into account competitive pay levels by making comparisons with other media companies. The Company participates in an annual media compensation survey conducted by an independent compensation consultant in order to have access to statistically summarized data regarding competitive pay levels at other media companies. This survey covered 114 media companies in 2000 that voluntarily participated, including all of the companies in the S&P Publishing-Newspaper Index. The Committee also considers (i) a number of factors relating to the particular executive, including individual performance, level of experience, ability and knowledge of the job and (ii) overall corporate performance, including operating cash flow, after tax cash flow, net income and earnings per share, without emphasizing any specific aspect. Excluding the office of Michael E. Pulitzer, as Executive Chairman, for which there is no readily available survey data, collectively, the salaries of the other four Named Executives are above the median but below the 75th percentile for similar executives as reported in the survey. The Committee believes that the base salary levels are reasonable and necessary to retain these key employees.

     Annual Incentive Compensation -- The criterion for bonuses is a quantitative measure based on the actual level of operating cash flow (operating income before depreciation and amortization) compared to an operating cash flow goal established by the Committee at the beginning of the year. The Committee believes that the Company's operating cash flow performance will be reflected in stockholder values over the long term. Operating cash flow goals established for the Post-Dispatch, other publishing segments and the consolidated Company are used as performance measurements depending upon the area(s) of responsibility of the Named Executives. Actual operating cash flows for 2000 as a percentage of the goals established for the various performance measurements ranged from 91% to 104%. As a result, for 2000, the Named Executives as a group were awarded incentive bonuses of approximately 54% of their combined stated base salaries.

     Stock Compensation -- Stock compensation for the Company is comprised primarily of stock options and restricted stock or stock unit grants. These programs provide key executives with an opportunity to increase their ownership of Company stock, thereby aligning the executives' interests more closely with those of the Company's stockholders. The Compensation Committee is responsible for administering the Company's stock option and restricted stock plans. Grant levels are based on subjective judgment, taking into account individual performance, competitive practices of other media companies and the number and value of options and restricted stock or stock units held by an individual, without emphasizing any factor. No particular emphasis is placed on corporate performance in determining grant levels.

     Grants made under the stock option and restricted stock plans for 2000 to the Named Executives are reflected in the summary compensation table. All of the stock options were granted with an exercise price equal to the value of the Common Stock on the dates of the grants, are subject to vesting conditions and, unless forfeited or terminated sooner, expire ten years from the grant dates. Excluding the office of Michael E. Pulitzer, as Executive Chairman, for which there is no readily available survey data, the aggregate value of the stock options granted to the other four Named Executives was at the 75th percentile of the value of long-term incentive grants for similar executives as reported in the survey.

DEFERRAL OF COMPENSATION

     The Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility of executive compensation paid by public companies. In general, under the applicable limitations, the Company may not deduct annual compensation paid to certain executive officers in excess of $1,000,000 (subject to certain exceptions not here relevant). Non-deductibility would result in additional tax cost to the Company. In making compensation decisions, the Compensation Committee gives consideration to the net cost to the Company (including, for this purpose, the potential limitation on deductibility of executive compensation). Deferred compensation is not taken into account in applying the deduction limitations. Accordingly, to lessen the likelihood that a portion of Michael E. Pulitzer's, Robert C. Woodworth's or any other senior executive's compensation for any year would not be deductible, the Company may require, among other things, that payment of a portion of a senior executive's bonus and other compensation be deferred. The Company deferred a total of $388,725 of Mr. Pulitzer's 2000 compensation and $570,400 of Mr. Woodworth's 2000 compensation. The deferral amounts, together with earnings credited thereon, are held in a trust, subject to the claims of the Company's creditors in the event of insolvency. Deferred compensation will generally be paid or begin being paid following termination of employment with the Company, subject to earlier payment when the deduction limit is not exceeded. Although no assurance can be given, it is anticipated that the Company will make similar deferral arrangements for some or all of the otherwise limited cash compensation earned in the future by its executive officers.

COMPENSATION OF THE EXECUTIVE CHAIRMAN AND THE CHIEF EXECUTIVE OFFICER

     The Company entered into an employment and consulting agreement dated June 1, 1999 with Michael E. Pulitzer, pursuant to which Mr. Pulitzer will serve as Executive Chairman of the Company until May 31, 2001 (unless sooner terminated by agreement), and, thereafter, as non-executive Chairman and senior advisor through May 31, 2006. Mr. Pulitzer is entitled to salary at an annual rate of $980,000 for his services as Executive Chairman, and to an annual consulting/advisory fee of $700,000 for his services as senior advisor to the Company. While he is employed as Executive Chairman, Mr. Pulitzer is eligible for a target incentive bonus opportunity of at least 40% of his salary. Mr. Pulitzer's formula benefit under the Company's Supplemental Executive Benefit Pension Plan was increased from 40% to 50% of pay in conjunction with his execution of the employment and consulting agreement. His formula benefit will be increased to 55% following the termination of his employment as Executive Chairman. If Mr. Pulitzer dies before May 31, 2006, his surviving spouse (if any) will be entitled to monthly payments equal to 50% of the advisory fee he would have received if he had lived. On December 11, 2000, Michael E. Pulitzer received a stock option grant for 50,000 shares of Common Stock. The Company used the services of an independent compensation consultant in determining the number of shares covered by the stock option grant to Mr. Pulitzer.

     On December 18, 1998, the Company entered into an employment agreement with Robert C. Woodworth pursuant to which Mr. Woodworth serves as President and Chief Executive Officer of the Company for an initial term of three years, beginning January 1, 1999. At the end of each year, the agreement automatically renews for an additional year. For 2000, Mr. Woodworth was entitled to receive an annual base salary of $620,000 and earned an incentive bonus of $570,400 (payment of which was deferred under the Company's Deferred Compensation Plan). If Mr. Woodworth terminates his employment for "good reason" or the Company terminates his employment without "cause," then Mr. Woodworth will be entitled to severance equal to three years' salary and bonus plus accelerated vesting of his option and restricted stock unit awards. On December 11, 2000, Mr. Woodworth received a stock option grant for 75,000 shares of Common Stock and a special restricted stock unit award covering 25,000 shares of Common Stock. Subject to accelerated vesting or earlier termination, this stock option award vests ratably over three years and the restricted stock unit award will vest in full at the end of three years of continuing employment. The Company utilized the services of an independent compensation consultant in determining the number of shares covered by the stock option and restricted stock unit awards for Mr. Woodworth.

                                          Compensation Committee
                                          of the Board of Directors:

                                          MICHAEL E. PULITZER, Chairman
                                          WILLIAM BUSH
                                          DAVID E. MOORE
                                          JAMES M. SNOWDEN, JR.
                                          ROBERT C. WOODWORTH

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Michael E. Pulitzer, Chairman of the Company's Compensation Committee, in a privately negotiated transaction approved by the Board of Directors under the Company's amended stock repurchase program, sold 1,000,000 shares of Class B Common Stock to the Company after the close of The New York Stock Exchange, Inc. on August 16, 2000. The aggregate sales price was $40,120,000, or $40.12 per share, which represented a 3.75% discount from the closing market price of the Common Stock of $41.6875 per share on that date. Mr. Pulitzer serves as the Company's Chairman of the Board and previously served as the Company's President and Chief Executive Officer. See "Management."

     William Bush, a member of the Company's Compensation Committee, is a partner in Fulbright & Jaworski L.L.P. The Company intends to retain Fulbright & Jaworski L.L.P. in the future as attorneys in connection with such legal matters as it deems appropriate.

     David E. Moore, a member of the Company's Compensation Committee, is a party to a consulting agreement with the Company, pursuant to which the Company paid Mr. Moore at an annual rate of $156,000 in 2000 and will pay Mr. Moore at an annual rate of $166,000 in 2001. The consulting agreement with the Company provides for automatic renewals.

     James M. Snowden, Jr., a member of the Company's Compensation Committee, is an Executive Vice President of Huntleigh. Huntleigh has a retainer relationship with the Company with respect to general financial advisory services. In addition, Huntleigh acted as a financial advisor to the Company with respect to the transfer of its interest in the assets and operations of the Post-Dispatch to a new joint venture with The Herald Company, Inc ("Herald") and one of the Company's subsidiaries (the "Venture Transaction") known as St. Louis Post-Dispatch LLC ("PD LLC"), and upon consummation of the Venture Transaction the Company paid Huntleigh $250,000. The Company intends to retain Huntleigh in the future as a financial advisor in connection with such financial matters as it deems appropriate.

     Robert C. Woodworth, a member of the Company's Compensation Committee, serves as the Company's President and Chief Executive Officer. See "Management."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For a discussion of David E. Moore and Emily Rauh Pulitzer's consulting agreements with the Company, see "Management -- Director Compensation."

     For discussion of Michael E. Pulitzer's employment and consulting agreement and Robert C. Woodworth's employment agreement with the Company, see "Compensation Committee Report on Executive Compensation -- Compensation of the Executive Chairman and the Chief Executive Officer."

     The Company entered into an employment agreement with Ronald H. Ridgway for the period beginning June 1, 1999 and ending August 31, 2001. Mr. Ridgway is entitled to receive an annual base salary of at least $360,000 and an annual incentive bonus target of at least 50% of salary. If Mr. Ridgway continues his employment with the Company through August 31, 2001 (or if his employment is terminated earlier by the Company for reasons other than "cause" or by Mr. Ridgway for "good reason"), then, among other things, Mr. Ridgway will be deemed to have retired at his normal retirement date for purposes of his entitlement to retiree benefits and he will be entitled to an unreduced benefit from the Company's Supplemental Executive Benefit Pension Plan.

     The Company also has entered into a three year employment agreement with Terrace C.Z. Egger, the Publisher of the Post-Dispatch, that became effective in March 1999. Mr. Egger is entitled to receive an annual base salary of at least $240,000 and an annual incentive bonus target of at least 50% of salary. Pursuant to the agreement, Mr. Egger received a restricted stock award of 6,020 shares of Common Stock which will not vest until March 17, 2002.

     Pursuant to the terms of the late Joseph Pulitzer Jr.'s employment agreement, the Company has assumed the obligation to pay Emily Rauh Pulitzer, as the beneficiary of Joseph Pulitzer Jr.'s deferred compensation balance, a monthly annuity of $15,000 (including interest). The annuity payments to Mrs. Pulitzer are expected to terminate in 2003.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table shows the compensation paid (inclusive of deferred amounts that would have been paid) to the five most highly compensated executive officers (the "Named Executives") of the Company for 2000 (i) by the Company during fiscal year 2000, (ii) by PPC during the period between December 28, 1998 and March 18, 1999 and by the Company during the balance of fiscal year 1999 and (ii) by PPC during its fiscal year 1998:

                                 PULITZER INC.
                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM COMPENSATION
                                                                         --------------------------------------------------------
                                           ANNUAL COMPENSATION                    AWARDS             PAYOUTS
                                   -----------------------------------   -------------------------   -------
                                                          OTHER ANNUAL    RESTRICTED      OPTIONS/    LTIP         ALL OTHER
    NAME AND PRINCIPAL                                    COMPENSATION   STOCK AWARDS       SARS     PAYOUTS   COMPENSATION(5)(6)
         POSITION           YEAR   SALARY($)   BONUS($)       ($)            ($)            (#)        ($)            ($)
    ------------------      ----   ---------   --------   ------------   ------------     --------   -------   ------------------
Michael E. Pulitzer.......  2000   $980,000    $363,879        $0         $        0       50,000       0              31,850
  Chairman of the Board     1999    998,846     483,085         0                  0      214,800       0           3,019,250
                            1998    978,154     551,796         0                  0            0       0              26,905
Robert C. Woodworth.......  2000    619,135     570,982         0          1,105,000(3)    75,000       0              21,901
  President and Chief       1999    566,154     575,581         0          1,000,000(3)   239,800       0             238,435
  Executive Officer         1998          0     400,000(1)       0                 0            0       0                   0
Ronald H. Ridgway.........  2000    374,712     173,828         0                  0       50,000       0              24,879
  Senior Vice               1999    366,231     142,351         0                  0      106,070       0          10,397,271
    President-Finance
                            1998    339,385     153,684         0                  0            0       0              11,023
Terrance C.Z. Egger.......  2000    312,019     187,233         0                  0       30,000       0              15,201
  Vice President            1999    284,443     131,393         0            240,000(4)    67,800       0             438,661
                            1998    212,308      74,400         0                  0            0       0              16,356
Mark G. Contreras.........  2000    237,289      99,090         0                  0       20,000       0               5,343
  Vice President            1999    186,058     197,735(2)       0                 0       47,000       0             108,423
                            1998          0           0         0                  0            0       0                   0

---------------
 (1) Reflects the payment to Mr. Woodworth of $200,000 as a signing bonus pursuant to the terms of Mr. Woodworth's employment agreement with the Company and $200,000 to compensate him for lost bonus opportunities with his previous employer.
 (2) Includes a signing bonus of $85,000.
 (3) Reflects the grant of 25,000 shares of restricted stock units valued at an average market price of $44.20 per share on December 11, 2000 and 25,080 shares of restricted stock units valued at an average market price of $39.875 per share on April 7, 1999, the dates of the awards. The awards will fully vest (if at all) on December 11, 2003 and January 1, 2002, respectively. The Company will pay Mr. Woodworth dividend equivalents related to his restricted stock units according to the terms of the Company's normal dividend declarations. As of December 31, 2000, these units had an aggregate value of approximately $2,346,000 based on the closing market price of the Company's Common Stock of $46.85 per share on December 31, 2000.
 (4) Reflects the grant of 6,020 shares of restricted stock valued at an average market price of $39.875 per share on April 7, 1999, the date of the award. The award will fully vest (if at all) on March 17, 2002. The Company will pay Mr. Egger dividend equivalents related to his restricted shares according to the terms of the Company's normal dividend declarations. As of December 31, 2000, these shares represent the only restricted stock holdings of Mr. Egger and had an aggregate value of approximately $282,000 based on the closing market price of the Company's Common Stock of $46.85 per share on December 31, 2000.
 (5) Amounts for 2000 include (i) imputed income related to life insurance and pension benefits of $26,000 and $17,695, respectively, in the cases of Messrs. Pulitzer and Ridgway, (ii) contributions to the Pulitzer Retirement Savings Plan, in the amount of $5,850, $5,850, $5,850, $5,850 and $5,343, respectively, in the cases of Messrs. Pulitzer, Woodworth, Ridgway, Egger and Contreras, (iii) the Company's payment to Mr. Woodworth of dividend equivalents aggregating $16,051 with respect to his earlier restricted stock unit award, (iv) the Company's payment of cash dividends aggregating $3,853 on restricted stock held by Mr. Egger, and (v) benefits of $1,334 related to Mr. Ridgway's participation in the Pulitzer Inc. 1999 Employee Stock Purchase Plan, and benefits of $5,498 related to Mr. Egger's participation in the Pulitzer Inc. 1999 Employee Stock Purchase Plan and in the Pulitzer Inc. 2000 Stock Purchase Plan.
 (6) Amounts for 1999 include (i) income related to the cashout by PPC of unexercised stock options of $9,260,750 and $215,677, respectively, in the cases of Messrs. Ridgway and Egger in connection with the Merger, (ii) PPC's payment of bonuses at the time of the Merger of $2,990,000, $1,125,000 and $200,000, respectively, in the cases of Messrs. Pulitzer, Ridgway and Egger, and (iii) payment of moving expenses of $230,911 and $108,423, respectively, in the cases of Messrs. Woodworth and Contreras.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in fiscal 2000 to the Named Executives of the Company.

                               INDIVIDUAL GRANTS

           (A)                     (B)            (C)            (D)           (E)                              (G)
                                NUMBER OF      % OF TOTAL                                     (F)
                               SECURITIES       OPTIONS                                       POTENTIAL REALIZABLE
                               UNDERLYING       GRANTED                                      VALUE AT ASSUMED ANNUAL
                                 OPTIONS           TO                                         RATES OF STOCK PRICE
                                 GRANTED       EMPLOYEES     EXERCISE OR                  APPRECIATION FOR OPTION TERM
                                  (# OF        IN FISCAL     BASE PRICE     EXPIRATION    -----------------------------
           NAME               SHARES)(1)(2)     2000(3)        ($/SH)          DATE        5%($)(4)          10%($)(4)
           ----               -------------    ----------    -----------    ----------     --------          ---------
Michael E. Pulitzer.......        50,000         9.37%           43.87       12/11/10      1,379,480         3,495,874
Robert C. Woodworth.......        75,000        14.06%           43.87       12/11/10      2,069,221         5,243,811
Ronald H. Ridgway.........        50,000         9.37%           43.87       12/11/10      1,379,480         3,495,874
Terrance C. Z. Egger......        30,000         5.62%           43.87       12/11/10        827,688         2,097,524
Mark G. Contreras.........        20,000         3.75%           43.87       12/11/10        551,792         1,398,350

---------------

(1) For a discussion of option grants in fiscal 2000 to the Named Executives, see "Compensation Committee Report on Executive Compensation -- Executive Compensation Program" and "-- Compensation of the Executive Chairman and the Chief Executive Officer."
(2) In general, each option becomes exercisable in one-third increments over a three-year period on the anniversary date of the grant.

(3) Based on an aggregate of 533,500 stock options granted to all employees in fiscal 2000.

(4) The dollar amounts under these columns are the result of calculations assuming annual rates of stock price appreciation over the option term at the 5% and 10% rates set by Securities and Exchange Commission rules and are not intended to forecast possible future appreciation, if any, in the Company's stock price.

     The following table provides information on option exercises in fiscal 2000 by the Named Executives of the Company and the value of such officers' unexercised options at December 31, 2000:

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND DECEMBER 31, 2000 OPTION VALUES

                   EXERCISES DURING YEAR                                             FISCAL YEAR-END
-----------------------------------------------------------    ------------------------------------------------------------
             (A)                     (B)            (C)                    (D)                             (E)
                                                                  NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                                                         OPTIONS                       IN-THE-MONEY
                                   SHARES                              (SHARES)(1)                    OPTIONS($)(1)
                                 ACQUIRED ON       VALUE       ----------------------------    ----------------------------
            NAME                  EXERCISE      REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            ----                 -----------    -----------    -----------    -------------    -----------    -------------
Michael E. Pulitzer..........           0       $        0        71,600         193,200        $ 504,098      $1,157,195
Robert C. Woodworth..........           0                0        79,933         234,867          563,783       1,351,072
Ronald H. Ridgway............           0                0        35,356         120,714          249,733         648,480
Terrance C. Z. Egger.........           0                0        22,599          75,201          105,547         300,508
Mark G. Contreras............           0                0        15,666          51,334          110,520         280,655

---------------

(1) Computed based upon the difference between the closing price of the Company's Common Stock on December 29, 2000, the last business day of the Company's 2000 fiscal year, and the exercise price.

     Pulitzer Retirement Savings Plan. The Pulitzer Retirement Savings Plan (the "Retirement Savings Plan") is a qualified profit sharing plan under Section 401(a) of the Code, and contains a qualified cash or deferred arrangement under
Section 401(k) of the Code. The Retirement Savings Plan is funded through the Company's contributions and participating employees' elective 401(k) deferrals. Generally, employees may defer through payroll deductions up to 16% of their regular salary (10% if annual salary equals or exceeds

$66,000, subject to adjustment each year), but not more than the annual 401(k) limit which, for 2001, is $10,500. The Company makes annual matching contributions (limited to 2% of pay) with respect to a participating executive's elective contributions. In addition, the Company makes a $50 monthly profit sharing contribution for each participating executive.

     Pulitzer Inc. Pension Plan. The Pulitzer Inc. Pension Plan (the "Pension Plan") is a qualified defined benefit plan under Section 401(a) of the Code. In general, the Pension Plan covers only non-union employees, including the Company's executive officers. The Pension Plan provides for payment of a monthly retirement income which, expressed as a single life annuity beginning at normal retirement age (later of age 65 or the completion of five years of participation), is approximately equal to the sum of (i) 1.5% of monthly earnings for each year of service up to 25 years, (ii) 1% of monthly earnings for each year of service beyond 25 years, (iii) 0.5% of monthly earnings in excess of "covered compensation" for each year of service up to a total of 35 years (subject to certain limitations), and (iv) the benefit, if any, earned under a predecessor plan as of December 31, 1988. Generally, monthly earnings means the monthly average of an employee's base earnings in the specified years, covered compensation means base compensation with respect to which social security benefits are earned, and service includes prior service with PPC. Pension Plan benefits become vested upon completion of five years of service. A covered employee may retire with reduced benefits after attaining age 55 and completing five years of service.

     Total estimated annual retirement benefits for Michael E. Pulitzer, Robert
C. Woodworth, Ronald H. Ridgway, Terrance C.Z. Egger and Mark G. Contreras under the Pension Plan, assuming they all continue service at their most recent levels of compensation and retire at age 65 (or in the case of Michael E. Pulitzer at April 1, 2001), are $72,371, $42,900, $66,324, $78,303, and $81,112,
respectively, payable in the form of a single life annuity (or in the case of Michael E. Pulitzer a 100% joint and survivor annuity). The following table shows the estimated annual pension payable under the Pension Plan to persons retiring at age 65. The table reflects the fact that the benefits provided by the Pension Plan's formula are subject to certain limitations under the Code.

                                    ESTIMATED ANNUAL PENSION BENEFITS
   ANNUAL                            FOR YEARS OF SERVICES INDICATED
COMPENSATION                 ------------------------------------------------
AT RETIREMENT                15 YRS.   20 YRS.   25 YRS.   30 YRS.   35 YRS.
-------------                -------   -------   -------   -------   --------
  $150,000.................  $29,905   $35,535   $39,744   $40,824   $ 41,382
   200,000.................   40,804    48,620    54,543    56,292     57,347
   250,000.................   48,209    61,705    69,342    71,761     73,312
   300,000.................   48,209    64,279    80,349    87,229     89,277
   350,000.................   48,209    64,279    80,349    92,168    103,988
   400,000.................   48,209    64,279    80,349    92,168    103,988
   450,000.................   48,209    64,279    80,349    92,168    103,988
   500,000.................   48,209    64,279    80,349    92,168    103,988

     Supplemental Executive Benefit Pension Plan. The Pulitzer Inc. Supplemental Executive Benefit Pension Plan (the "Supplemental Plan") is an unfunded defined benefit plan which provides for the payment of a minimum annual retirement income to executive officers and other designated highly compensated employees, taking into account employer provided benefits earned under the Retirement Savings Plan and Pension Plan. The retirement pension earned by a Supplemental Plan participant, expressed as an annual single life annuity beginning at the participant's normal retirement date (age 65 and 10 years of service), is equal to 40% of the participant's final three-year average compensation multiplied by a fraction, the numerator of which is the number of the participant's years of credited service, and the denominator of which is 25. The formula percentage for Michael E. Pulitzer is 50% and, pursuant to his employment and consulting agreement, will increase to 55% following the termination of his employment as the Company's Executive Chairman. The amount of a participant's benefit, as so determined, is payable by the Company to the extent it is not covered by the employer-provided benefits payable to the participant under the Retirement Savings Plan and the Pension Plan. Participants become vested in their Supplemental Plan benefits after the completion of ten years of service. Vested participants who retire between age 55 and 65 may elect to begin receiving reduced annual payments before age 65. The early retirement reduction factor may be waived in specific cases and, subject to certain conditions, will be waived upon the retirement of Ronald H. Ridgway. Subject to certain conditions, the Supplemental Plan also provides for the payment of a 50% survivor annuity to the surviving spouse of a deceased participant.

     The following table shows the estimated annual pension benefits that would be payable under the existing Supplemental Plan formula, without regard to offsets for employer-provided benefits payable under the Pension Plan and the Retirement Savings Plan, to persons retiring at age 65 in the specified compensation and years-of-service classifications. The Supplemental Plan benefit is the difference between the total benefit shown in the following table (or in the case of Michael E. Pulitzer the enhanced benefit to which he is entitled by reason of his employment and consulting agreement dated June 1, 1999) and the employer-provided benefit earned under the Pension Plan and the Retirement Savings Plan. The estimated annual Supplemental Plan benefit for Michael E. Pulitzer, payable as a 50% joint and survivor annuity beginning June 1, 2001, the date he will retire as Executive Chairman, is $728,703. The estimated annual Supplemental Plan benefits for Robert C. Woodworth, Ronald H. Ridgway, Terrance C.Z. Egger and Mark G. Contreras, assuming continued service at their current levels of compensation and retirement at age 65 (or actual retirement in the case of Ronald H. Ridgway), payable in the form of a 50% joint and survivor annuity are $212,366, $124,372, $47,562, and $11,320, respectively.

                                ESTIMATED ANNUAL PENSION BENEFITS FOR YEARS OF SERVICE INDICATED
  FINAL THREE-YEAR             -------------------------------------------------------------------
AVERAGE COMPENSATION             15 YRS.       20 YRS.       25 YRS.       30 YRS.       35 YRS.
--------------------           -----------   -----------   -----------   -----------   -----------
       $150,000..............   $ 36,000      $ 48,000      $ 60,000      $ 60,000      $ 60,000
        200,000..............     48,000        64,000        80,000        80,000        80,000
        250,000..............     60,000        80,000       100,000       100,000       100,000
        300,000..............     72,000        96,000       120,000       120,000       120,000
        350,000..............     84,000       112,000       140,000       140,000       140,000
        400,000..............     96,000       128,000       160,000       160,000       160,000
        450,000..............    108,000       144,000       180,000       180,000       180,000
        500,000..............    120,000       160,000       200,000       200,000       200,000

     Deferred Compensation. The Company maintains a deferred compensation plan (the "Deferred Compensation Plan") pursuant to which its senior executive officers have been and may be required to defer annual compensation to the extent necessary to avoid the $1,000,000 executive compensation deduction limitation of Section 162(m) of the Code. The Deferred Compensation Plan also permits senior executive officers and other eligible executives to make elective compensation deferrals. Amounts deferred under the Deferred Compensation Plan are held in trust by Fidelity Management Trust Company and are credited with earnings based on designated mutual fund rates of return. The assets of the trust will be used to satisfy the Company's obligations under the Deferred Compensation Plan subject to the claims of the Company's creditors in the event of its insolvency. Michael E. Pulitzer, Robert C. Woodworth and Ronald H. Ridgway are the Named Executives who currently participate in the Deferred Compensation Plan. As of December 31, 2000, the total amount of the deferred compensation obligations to Messrs. Pulitzer, Woodworth and Ridgway is approximately $6,612,000, $982,000, and $2,042,000, respectively. These compensation deferrals represent an unsecured obligation of the Company and, in general, will be paid or will begin being paid following termination of employment with the Company, subject to earlier payment when the deduction limit is not exceeded.

     Split Dollar Life Insurance Agreements. In December 1996, PPC entered into so-called split dollar life insurance agreements in connection with life insurance policies issued on the lives of Michael E. Pulitzer, Ken J. Elkins and Ronald H. Ridgway. These agreements and the related collateral assignments were assumed by and assigned to the Company in March 1999. As currently in force, these agreements require the Company to make annual premium deposits to the policies and give the Company an economic interest in the policies. In 2000, the Company made premium payments pursuant to these agreements (subject to recoupment in whole or in part) of $660,000, and it is anticipated that the Company will make annual premium payments under these agreements (subject to future recoupment in whole or in part) of $660,000 for up to seven more years. The Company is entitled to receive the value of its interest in each policy upon the death of the insured executive or, if applicable, the death of the survivor of the executive and his spouse. The Company's interest in each policy is secured by a collateral assignment of the policy.

     Other Insurance Benefits. The Company provides an insurance benefit program to certain of its executive officers and key employees with group life, accidental death and dismemberment and long-term liability insurance coverage in addition to the group life and accidental death and dismemberment insurance coverage maintained by the Company for other employees. The executive group life insurance benefit is based upon a multiple of pay, subject to a maximum death benefit of $250,000. Upon retirement, the executive group life insurance coverage is reduced to $50,000. The accidental death and dismemberment coverage equals the amount of the group life insurance benefit and terminates upon retirement. The Company's long-term disability insurance coverage provides a salary replacement equal to 60% of total compensation, subject to a maximum monthly benefit payment of $10,000. Benefits are payable after the ninetieth day of total disability and continue for the duration of the disability or until age
65. Executives who became disabled after age 60 are entitled to reduced benefits. Benefits are integrated with other sources of disability income, such as Social Security Disability Income.

     For a discussion of employment and other agreements with the Named Executives, see "Compensation Committee Report on Executive
Compensation -- Compensation of the Executive Chairman and the Chief Executive Officer" and "Compensation Committee Interlocks and Insider
Participation -- Certain Relationships and Related Transactions."

                             AUDIT COMMITTEE REPORT

     In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by monitoring and reviewing the Company's financial reporting process, systems of internal controls and audit process. During fiscal 2000, the Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with management and the independent auditors prior to the public release of that information.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company's internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

     The Audit Committee reviewed and discussed with the independent auditors the communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, reviewed and discussed the results of the independent auditors' examination of the financial statements.

     The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2000 with management and the independent auditors.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment of the independent auditors, and the Board concurred in such recommendation.

                                          Audit Committee
                                          of the Board Directors

                                          ALICE B. HAYES, Chairperson
                                          JAMES M. SNOWDEN, JR.

                            STOCK PERFORMANCE GRAPH

     The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
        (PULITZER INC., S&P 500 INDEX, S&P PUBLISHING (NEWSPAPER) INDEX)

                                 PULITZER INC.
                          RELATIVE MARKET PERFORMANCE
                 TOTAL RETURN MARCH 19, 1999-DECEMBER 31, 2000
[PERFORMANCE GRAPH]

                                                                                                          S&P PUBLISHING
PULITZER INC                                                           S&P 500 INDEX                    (NEWSPAPER)-INDEX
------------                                                           -------------                    -----------------
100                                                                        100.00                             100.00
95.15                                                                       99.01                              96.65
114.65                                                                     105.98                             114.40
107.63                                                                      99.37                             118.13
95.82                                                                      114.15                             138.30
97.53                                                                      116.77                             121.44
101.09                                                                     113.67                             112.79
103.32                                                                     112.57                             111.95
113.14                                                                     103.76                             118.78

     The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) beginning on March 19, 1999, when the Company's Common Stock was first traded on The New York Stock Exchange, Inc. and for each calendar quarter ended thereafter for the Company, the S&P 500 Index and the S&P Publishing (Newspaper) Index is based on the stock price or composite index at March 19, 1999.

     The above graph compares the performance of the Company with that of the S&P 500 Index and the S&P Publishing (Newspaper) Index with the investment weighted on market capitalization. Companies included in the S&P Publishing (Newspaper) Index are: (i) Dow Jones & Company, Inc., (ii) Gannett Co., Inc.,
(iii) Knight-Ridder, Inc., (iv) The New York Times Company and (v) Tribune Company.

                              PROPOSAL NUMBER TWO
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Although the by-laws of the Company do not require the submission of the selection of independent auditors to the stockholders for approval, the Board of Directors considers it desirable that its appointment of independent auditors be ratified by the stockholders. Deloitte & Touche LLP served as the independent auditors for the Company for its 2000 fiscal year and will serve in that capacity for the Company for the 2001 fiscal year. The Board of Directors will ask the stockholders to ratify the appointment of this firm as independent auditors for the Company at the Annual Meeting.

     A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from the stockholders.

     For the Company's fiscal year ended December 31, 2000, fees for professional services performed by Deloitte & Touche, LLP were as follows:

Audit Fees..................................................    $340,000
Financial Information Systems Design and Implementation
  Fees......................................................           0
All Other Fees..............................................     199,000
                                                                --------
     Total..................................................    $539,000
                                                                ========

     The Audit Committee of the Board of Directors has considered whether the performance of services related to "All Other Fees" is compatible with maintaining the independence of Deloitte & Touche LLP.

                             STOCKHOLDER PROPOSALS

     All stockholder proposals that are intended to be presented at the 2002 Annual Meeting of Stockholders of the Company must be received by the Company no later than November 19, 2001, for inclusion in the Board of Directors' proxy statement and form of proxy relating to such meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment. Whether or not you expect to attend the meeting, the prompt return of your proxy in the enclosed envelope, or your vote by telephone or on the Internet, will be appreciated.

                                          By Order of the Board of Directors

                                          JAMES V. MALONEY
                                          Secretary

Dated: March 22, 2001

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: PULITZER INC., ATTN: JAMES V. MALONEY, SECRETARY, 900 NORTH TUCKER BOULEVARD, ST. LOUIS, MISSOURI 63101.

                                                                      APPENDIX A

                            AUDIT COMMITTEE CHARTER

                                 PULITZER INC.

Purpose

     The Audit Committee shall assist the Board of Directors in fulfilling its oversight responsibilities by monitoring and reviewing the Company's financial reporting process, systems of internal controls and audit process.

Membership

     The Audit Committee shall consist of at least two directors until not later than June 15, 2001 and, thereafter, at least three directors. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange.

Authority

     The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent accountants to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Responsibilities

     In carrying out its responsibilities, the Audit Committee believes its policies and procedures should be flexible in order to best ensure the quality and integrity of the Company's accounting, auditing and reporting practices. Generally, the Audit Committee shall:

     1. Review and reassess the adequacy of this Charter annually and submit it to the Board for approval.

     2. Review the annual audited financial statements with management and the independent accountants. Discuss major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

     3. Review with management and the independent accountants significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

     4. Review with management and the independent accountants the Company's quarterly financial statements prior to the filing of the Form 10-Q in respect thereof with the Securities and Exchange Commission.

     5. Review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

     6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent accountants or management.

     7. Recommend to the Board the appointment of the independent accountants, which firm is ultimately accountable to the Board.

     8. Receive periodic written reports from the independent accountants regarding the accountants' independence, discuss such reports with the accountants, and if so determined by the Audit Committee, recommend that the Board take appropriate action to enhance the independence of the accountants.

     9. Evaluate the performance of the independent accountants and, if so determined by the Audit Committee, recommend that the Board replace the independent accountants.

     10. Meet with management and the independent accountants prior to the audit to review the planning and staffing of the audit.

     11. Obtain from the independent accountants assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

     12. Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or amended, relating to the conduct of the audit.

     13. Review with the independent accountants any problems or difficulties the accountants may have encountered and any management letter provided by the accountants and the Company's response to that letter. Such review should include:

          a. Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

          b. Any changes required in the planned scope of the audit.

     14. Meet at least annually with the chief financial officer and the independent accountants in separate executive sessions.

Reporting

     The Audit Committee shall make regular reports to the Board of Directors. The Audit Committee shall also prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

                                                                      APPENDIX B

                                      PROXY
                                  PULITZER INC.
             THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 24, 2001
Michael E. Pulitzer and David E. Moore, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of common stock of Pulitzer Inc. (the "Company") held of record by the undersigned on March 8, 2001, at the Annual Meeting of Stockholders to be held at 10:00 a.m., Central Daylight Time, on April 24, 2001, at The Westin St. Louis, 811 Spruce Street, St. Louis, Missouri 63102, and at any adjournment thereof.

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

The signor acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on April 24, 2001, the Proxy Statement of the Company, each dated March 22, 2001, and the Company's Annual Report for the fiscal year ended December 31, 2000, each of which has been furnished herewith.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.


                                                                  SEE REVERSE
                                                                     SIDE


     /\ FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL /\




               ELECTRONIC DELIVERY OF NEXT YEAR'S PROXY MATERIALS

Sign up to receive next year's annual report and proxy materials via the Internet. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials on-line. To sign up for this optional service, visit: HTTP://WWW.ECONSENT.COM/PTZ

[ X ]     PLEASE MARK
          YOUR VOTES AS
          IN THIS
          EXAMPLE.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES SET FORTH BELOW AND "FOR" PROPOSAL 2.

                   FOR all
                   nominees             WITHHOLD
                 listed below           AUTHORITY
                 (except as            to vote for
                marked to the         all nominees
               contrary below)        listed below                                                            FOR   AGAINST  ABSTAIN
                                                     Nominees:
1. Proposal                                          01 - Ken J. Elkins,    2. Proposal No. 2 - Ratification  [  ]    [  ]    [  ]
   No. 1                                             02 - Alice B. Hayes,      of the appointment of Deloitte
   Election         [    ]               [    ]      03 - David E. Moore       & Touche LLP as independent
   of Class C                                        04 - Susan T. Congalton   auditors of the Company for
   Directors.                                                                  the 2001 fiscal year.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY                             THE UNDERSIGNED HEREBY REVOKES ANY PROXY TO VOTE
             INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S                          SHARES OF COMMON STOCK OF THE COMPANY HERETOFORE
             NAME ON THE LINE SET FORTH BELOW.                                 GIVEN BY THE UNDERSIGNED.



SIGNATURE(S)                                              DATE
            ----------------------------------------          ------------------

NOTE: Please sign exactly as name appears hereon. Each joint owner should sign. Executors, administrators, trustees, etc., should give full title.


    /\ FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL /\





                                  PULITZER INC.

Dear Stockholder:

Pulitzer Inc. encourages you to take advantage of new and convenient ways to vote your shares. You can vote your shares electronically through the Internet or the telephone, 24 hours a day, 7 days a week. This eliminates the need to return the attached proxy card.

To vote your shares by these means, please use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system. To ensure that your vote will be counted, please cast your Internet or telephonic vote before 12:01 a.m. on April 24, 2001.

1.  To vote over the Internet:
      * Log on to the Internet and go to the web site
        HTTP://WWW.EPROXYVOTE.COM/PTZ

2.  To vote by telephone:
      * On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683)
      * Outside of the U.S. and Canada call 201-536-8073

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the attached proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                  YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.





                                       B-2